UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) June 6, 2008

THE TJX COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-4908	04-2207613

(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

770 Cochituate Road, Framingham, MA 01701
(Address of Principal Executive Offices) (Zip Code)
(508) 390-1000
Registrant’s Telephone Number (Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT INDEX
EX-10.1 Employment Agreement between The TJX Companies, Inc. and Donald G. Campbell, dated June 6, 2008.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
          The TJX Companies, Inc. and Donald G. Campbell, Vice Chairman, entered into a new employment agreement, effective as of June 6, 2008 (the “Employment Agreement”). The term of the Employment Agreement continues until January 29, 2011, unless terminated earlier in accordance with its provisions. Mr. Campbell’s current service commitment under the Employment Agreement is a full-time commitment but he may request that the Executive Compensation Committee (the “Committee”) of the Board of Directors approve a modified schedule, i.e., one at a level that is less than full-time. Any such request will be approved, subject to any changes and conditions that the Committee may impose, unless the Committee determines that approval of Mr. Campbell’s request would substantially and adversely affect the business of the Company. The Employment Agreement provides for a minimum base salary of $785,000, participation in specified benefit programs at levels commensurate with his position and responsibilities taking into account any modified schedule, including the Stock Incentive Plan, the Management Incentive Plan (MIP) and the Long Range Performance Incentive Plan (LRPIP) and provision of an automobile allowance. If the terms of any modified schedule result in Mr. Campbell’s ineligibility to participate in the Company’s fringe benefit programs, the Company will consider, in good faith, obtaining or providing replacement coverages that are cost-neutral to the Company. The Employment Agreement also provides that Mr. Campbell is entitled to benefits under the Supplemental Executive Retirement Plan (SERP) (in which he is already fully vested). Under the Employment Agreement and consistent with the terms of these plans, Mr. Campbell is also eligible to participate in the Company’s nonqualified deferred compensation plans, other than matching credits under the Company’s Executive Savings Plan.
          If Mr. Campbell’s employment terminates prior to the end of the term by reason of death, disability, incapacity, termination by the Company without cause, or following his relocation by the Company more than forty miles from the Company’s current headquarters, he is entitled to continuation of base salary for a period of eighteen months; a cash payment sufficient to cover, on an after-tax basis, the cost of COBRA continuation of medical benefits for the salary continuation period, unless Mr. Campbell obtains no less favorable coverage from another employer; a lump sum cash payment equal to prorated MIP and LRPIP target awards outstanding at the time of termination (plus an additional amount equal to the full MIP target award for the year of termination in the case of death, disability or incapacity), but solely to the extent that the performance period in respect of the MIP or LRPIP award, as the case may be, began on or before January 1, 2009; and to any other applicable benefits provided in any plan or award. The Employment Agreement includes a non-competition undertaking by Mr. Campbell during the employment period and for eighteen months thereafter, and a non-solicitation undertaking by Mr. Campbell during the employment period and for twenty-four months thereafter. Upon a change of control as defined in the Employment Agreement, Mr. Campbell is no longer subject to the non-competition undertaking and will receive a payment equal to his target MIP award plus a prorated MIP target award for the year in which the change of control occurs and the maximum award payable with respect to LRPIP for cycles in progress at the time of the change of control. If Mr. Campbell’s employment terminates for various reasons within twenty-four months following a change of control (and prior to January 29, 2011), instead of the severance benefits described above, he is entitled to receive a payment equal to two times his then current base salary, certain vested benefits under the SERP, continued medical and life insurance for two years, except to the extent Mr. Campbell has coverage from another employer, and continued use of an automobile for that two-year period (or a cash payment equal to the present value of the cost of providing such automobile for the same period). TJX is obligated to pay Mr. Campbell a tax gross-up payment in respect of any change of control-related excise tax incurred in connection with the change of control and all legal fees and expenses reasonably incurred by Mr. Campbell in seeking enforcement of his contractual rights following a change of control.

     The description of the agreement set forth above is qualified in its entirety by reference to the actual terms of the agreement filed as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

Exhibit 10.1	Employment Agreement between The TJX Companies, Inc. and Donald G. Campbell, dated June 6, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.
/s/ Nirmal K. Tripathy
Nirmal K. Tripathy
Chief Financial Officer

Dated: June 6, 2008

EXHIBIT INDEX

Exhibit
Number	Description

Exhibit 10.1	Employment Agreement between The TJX Companies, Inc. and Donald G. Campbell, dated June 6, 2008.